Exhibit 10.31
AGREEMENT
          This Agreement (“Agreement”) is entered into as of the 10th day of March, 2008 (the “Effective Date”) by and between Michael E. Marks, an individual, (“Marks”) and Flextronics International Ltd. (“Flextronics” or the “Company”).
          Whereas, Marks served as Chief Executive Officer and Chairman of the Board of Flextronics and was actively involved in the Company’s business until his retirement as Chairman of the Board on January 10, 2008; and
          Whereas, the Company desires to preserve and protect the intangible assets of the Company, including its relationship with its employees, customers and vendors and the goodwill and trade secrets of which Marks has knowledge.
          NOW, THEREFORE, in consideration of the mutual covenants and representations contained herein, the parties hereby agree to enter into this Agreement.
     1. Non-Compete and Non-Solicitation.
          a. Non-Compete. Marks understands and agrees that the relationship between Flextronics and its affiliates (the “Flextronics Group”) and each of its and their customers and vendors constitutes a valuable asset of the Flextronics Group, that information related to vendors and customers is kept confidential and may not be disclosed or converted for the use of Marks or any third party for any reason whatsoever. Accordingly, Marks shall not, directly or indirectly, until January 10, 2009, on behalf of himself or any third party, solicit any customer or vendor to conduct any business with such customer that is the same as or similar to, or is otherwise competitive with, the business of the Flextronics Group or to terminate such vendor’s or customer’s business relationship with the Flextronics Group.
          b. Non-Solicitation. Marks understands and agrees that the relationship between the Flextronics Group and each of its employees constitutes a valuable asset of the Flextronics Group, that information related to employee’s skills and compensation is kept confidential, and may not be disclosed or converted for the use of Marks or any third party for any reason whatsoever. Accordingly, Marks shall not, directly or indirectly, until January 10, 2009, on behalf of Marks or any third party, solicit any employee to terminate his or her employment relationship with the Flextronics Group.
          c. Marks may request a waiver of this Section 1 by submitting a request in writing or by email to (i) the Chairman of the Compensation Committee, on behalf of the Compensation Committee, to request a waiver with respect to any “executive officer” within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended or any key employee who holds the title of Senior Vice President or above (collectively, the “Key Employees”); and (ii) the Chief Executive Officer of Flextronics to request a waiver with respect to any non-Key Employee. The Compensation Committee and the Chief Executive Officer, as applicable, will

Flextronics CONFIDENTIAL
respond within ten (10) business days after receiving such request by either approving or denying the waiver. Marks acknowledges and agrees that failure to comply with this Section 1 is a material breach of this Agreement.
     2. Waiver.
          a. Marks has been granted option number 017271 to purchase four million (4,000,000) shares pursuant to option grant forms issued to Marks under the Flextronics International Ltd. 2001 Equity Incentive Plan, of which three million (3,000,000) shares are exercisable and option number XX017271 to purchase one million (1,000,000) shares pursuant to option grant forms issued to Marks under the Flextronics International Ltd. 2002 Interim Incentive Plan all of which are exercisable (collectively, the “Options”). The Flextronics International Ltd. 2001 Equity Incentive Plan and the Flextronics International Ltd. 2002 Equity Incentive Plan are referred to collectively as the “Share Option and Incentive Plans.” The Share Option and Incentive Plans are incorporated herein by reference.
          b. In consideration for Marks’s agreement as set forth herein, the Company hereby agrees to waive the requirement that stock options must be exercised within ninety (90) days of the date of Termination or cessation of Service (as defined in the Share Option and Incentive Plans) with regard to an aggregate of 4,000,000 shares covered by the Options, so that the Options will expire on January 10, 2009. Notwithstanding the foregoing, in no event shall this modification extend the exercisability of the Options later than such date as would cause such options to be subject to Section 409A of the Internal Revenue Code of 1986, as amended.
     3. Releases.
          a. In consideration for the covenants and release set forth in this Agreement, Marks on his own behalf and on the behalf his heirs, executors, administrators, successors, attorneys, insurers, and assigns shall release and discharge the Flextronics Group and any predecessor divisions or entities, their respective past and present officers, directors, shareholders, partners, attorneys, agents, employees, and their respective insurance companies, successors and assigns (hereinafter “Flextronics Releasees”), from any and all claims, of any and every kind, nature and character, known and unknown, suspected and unsuspected, including any and all claims for attorneys’ fees and costs which Marks either may now have, or has ever had, against the Flextronics Releasees, which arise in whole or in part from Marks’s employment relationship with Flextronics, the termination of that relationship, any other employment-related dealings of any kind between Marks and the Flextronics Group and/or any past or present officer, director, agent or employees of the Flextronics Group and/or with respect to any other obligation (contractual or otherwise), event, matter, claim, damages or injury arising prior to the execution of this Agreement by all parties, other than claims for indemnification which may exist or arise for matters arising on or prior to the Effective Date.
          This release covers, but is not limited to: any and all claims, rights, demands, and causes of action for wrongful termination, intentional or negligent infliction of emotional distress, defamation, breach of any employment contract or employment agreement, breach of the covenant of good faith and fair dealing, claim for reinstatement or rehire, failure to pay wages,

Flextronics CONFIDENTIAL
commissions, benefits, PTO, severance or other compensation of any sort, discrimination, right to paid or unpaid leave, and/or violation of any and all statutes, rules, regulations or ordinances whether state, federal or local, including without limitation: Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act, as amended, the Fair Employment and Housing Act, as amended, and the Age Discrimination in Employment Act, as amended by the Older Workers’ Benefits Protection Act. Nothing in this release shall affect Marks’s right, if any, to obtain unemployment benefits or any obligation set forth in this Agreement. This release does not extend to any of the obligations of Flextronics arising out of this Agreement.
          b. Marks hereby acknowledges that he is waiving and releasing any rights he might have under the Age Discrimination in Employment Act of 1967 (“ADEA”), as amended, and that this waiver and release is knowing and voluntary. The parties agree that this waiver and release does not apply to any rights or claims that may arise under ADEA after the parties have executed this Agreement and the revocation period has expired. Marks acknowledges that a portion of the consideration given for this waiver is in addition to anything of value to which he was already entitled for salary and PTO up to the Employment Termination Date. Marks further acknowledges by this writing that he has been advised that (a) he should consult with an attorney prior to executing this Agreement; (b) he has twenty-one (21) calendar days from the date of his receipt within which to consider this Agreement; (c) he has seven (7) calendar days following the execution of this Agreement by the parties to revoke the Agreement; and (d) this Agreement shall not be effective until the revocation period has expired. Marks acknowledges that he received this Agreement on November 30, 2005. Marks understands that, in the event, he does not execute this Agreement or revokes this Agreement in accordance with this paragraph, he will not be entitled to any benefits or payments provided for in this Agreement.
          c. Marks represents that he has not filed a legal action with any local, state or federal agency or court relating in any manner to any claim released herein, and that if any such governmental agency or court assumes jurisdiction of any complaint or charge against Flextronics Releasees on behalf of Marks, relative to any claim released herein, he will request such agency or court to withdraw from the matter.
          d. Marks acknowledges that he understands the statutory language of Section 1542 of the Civil Code of the State of California and, having been so apprised, agrees nevertheless to waive any and all rights or benefits which he may now have, or in the future may have, under the terms of Section 1542 of the California Civil Code or any similar provision of any state or federal law. California Civil Code section 1542 provides as follows:
     A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.
     4. Confidentiality.
          a. Marks acknowledges and agrees that he will remain bound by the terms and obligations set forth in the Disclosure and Secrecy Agreement between Flextronics and Marks

Flextronics CONFIDENTIAL
dated February 11, 1994 and attached hereto as Exhibit B (the “Confidentiality Agreement”). Marks further acknowledges that the confidentiality, non-solicitation and non-compete clauses in this Agreement and the Confidentiality Agreement with Flextronics are intended to be read together. Should the terms of the Confidentiality Agreement differ from the terms of this Agreement, the provisions of this Agreement shall prevail.
          Marks agrees that any original works of authorship, products, software, and/or applications that Marks created or developed for Flextronics while in the employ of Flextronics is the sole property of Flextronics. Marks further acknowledges and agrees that Marks shall not, without the prior written consent of the Board, disclose or use for any purpose (except in furtherance of the business of the Flextronics Group) any Confidential Information (as herein defined and as defined in the Confidentiality Agreement) of the Flextronics Group.
          b. Confidential Information shall mean any and all proprietary or confidential information of the Flextronics Group or any of its vendors or customers, whether or not developed by Marks, including without limitation the following:
          (i) Any and all technical information, including, without limitation, product data and specifications, know-how, formulae, source code, or other software information, test results, processes, inventions, research projects or product development.
          (ii) Any and all business information, including, without limitation, cost information, profits, profit margins, sales information, costs, overhead, accounting and unpublished financial information, business plans, markets, marketing methods, vendor or customer lists, including without limitation, a vendor’s or customer’s specific needs, advertising and operating strategies.
          (iii) Any and all employee information, including, without limitation, salaries, and specific strengths, weaknesses and skills of employees of the Flextronics Group.
     5. Miscellaneous
          a. Representation by Counsel. The parties represent that they have had an opportunity to be represented by counsel of their own choosing in the execution of this Agreement and that this Agreement has been carefully and fully read and is voluntarily executed.
          b. Severability; Section 409A. It is the desire and intent of the parties that the provisions of this Agreement shall be enforced to the fullest extent permissible under applicable law. If any particular provision or portion of this Agreement shall be adjudicated to be invalid or unenforceable, this Agreement shall be deemed amended to revise those provisions or portions to the minimum extent necessary to render them enforceable. Notwithstanding any provision in this Agreement to the contrary, in the event that any payment otherwise provided by or provision of this Agreement would result in the Marks recognizing deferred compensation subject to additional taxes under Section 409A of the Internal Revenue Code of 1986, as amended, any obligation to make and any right to receive such payment and any such provision shall be void and have no force or effect and the parties shall to the extent possible agree upon a substitute payment or provision that accomplishes the intended purpose of the void payment or provision.

Flextronics CONFIDENTIAL
For purposes hereof, any determination as to whether any payment otherwise required by or provision of this Agreement would result in the Marks recognizing deferred compensation subject to additional taxes under Section 409A shall be made by Flextronics, in its sole discretion.
          c. Governing Law; Waiver of Jury Trial. This Agreement shall in all respects be interpreted, enforced, and governed under the laws of the State of California.
IN THE EVENT OF ANY DISPUTE BETWEEN THE PARTIES, WHETHER IT RESULTS IN PROCEEDINGS IN ANY COURT IN ANY JURISDICTION OR IN ARBITRATION, THE PARTIES HEREBY KNOWINGLY AND VOLUNTARILY, AND HAVING HAD AN OPPORTUNITY TO CONSULT WITH COUNSEL, WAIVE ALL RIGHTS TO TRIAL BY JURY, AND AGREE THAT ANY AND ALL MATTERS SHALL BE DECIDED BY A JUDGE OR ARBITRATOR WITHOUT A JURY TO THE FULLEST EXTENT PERMISSIBLE UNDER APPLICABLE LAW.
          d. Entire Agreement. This Agreement sets forth the entire agreement between the parties hereto, and fully supersedes any and all prior agreements or understandings between the parties pertaining to any subject matter contained in this Agreement, except that the Share Option and Incentive Plans as defined in Section 2 of this Agreement shall remain in full force and effect, except as modified by this Agreement. Any amendments or modifications to this Agreement must be made in writing and signed by both parties.
          e. Notices. All notices required or permitted under this Agreement will be in writing and will be deemed received (a) when delivered personally; (b) when sent by confirmed facsimile; (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (d) one (1) day after deposit with a commercial overnight carrier. All communications will be sent to the addresses as may be designated by a party by giving written notice to the other party pursuant to this subsection.
          f. Counterparts. This Agreement may be signed in counterparts. A copy of a signature shall have the full force and effect as an original signature.
IN WITNESS WHEREOF, this Agreement is executed as of the Effective Date.

/s/ Michael E. Marks
MICHAEL E. MARKS
FLEXTRONICS INTERNATIONAL LTD

By:	/s/ Michael M. McNamera
Title:	Chief Executive Officer

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